Exhibit 99.1

Contact: Marc Grossman Sr. Vice President - Corporate Affairs 310-205-4030 phone marc_grossman@hilton.com

HILTON CEO STEPHEN BOLLENBACH EXERCISES
OPTIONS; AGREES TO HOLD SHARES

Beverly Hills, Calif., September 11, 2003 – Hilton Hotels Corporation (NYSE:HLT) said today that, under the terms of the 1996 Chief Executive Stock Incentive Plan approved by shareholders, the company’s Chief Executive Officer, Stephen F. Bollenbach, exercised options to purchase 6 million shares that had an expiration date of July 1, 2005.

The Compensation Committee of Hilton’s Board of Directors exercised its right under the plan to deliver to Mr. Bollenbach a combination of shares of stock and cash, representing the spread between the original option grant price of $11.88, and $15.29 (the mean between the high and low sales prices of the company’s common stock on September 10, 2003.)  The aggregate value of the stock and cash is approximately $20 million.  Mr. Bollenbach is using the cash portion to pay taxes related to the exercise.  Demonstrating confidence in the company, Mr. Bollenbach said he will hold the stock portion as long as he is CEO of the company.

The Hilton Board determined it was more desirable to issue the net number of shares and cash, as opposed to issuing the full 6 million shares followed by an open market sale.